Exhibit 99.2

NSTAR
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(in millions, except earnings per share)	March 31,
	2006	2005

Operating revenues	$1,034.8	$880.1

Operating expenses:
Purchased power, cost of gas and demand-
side management and renewable energy programs	690.6	539.7
Operations and maintenance	106.8	120.1
Depreciation and amortization	93.9	76.7
Taxes	56.1	57.4
Total operating expenses	947.4	793.9

Operating income	87.4	86.2

Financing costs and other income and deductions, net	(43.4)	(39.9)

Net income	$44.0 ======	$46.3 =======

Earnings per common share:
Basic	$0.41	$0.43
Diluted	$0.41	$0.43

NSTAR
Condensed Consolidated Balance Sheets

(in millions)	March 31,	December 31,
	2006	2005
	(Unaudited)
Assets
Property, plant and equipment, net	$3,892.8	$3,840.0
Investments	77.1	77.1
Current assets	1,080.5	1,036.3
Regulatory assets	2,212.3	2,266.4
Other deferred debits	428.3	425.8
Total assets	$7,691.0 ======	$7,645.6 =======

Capitalization and Liabilities
Common equity	$1,521.0	$1,535.0
Long-term debt and preferred stock	2,559.9	2,445.4
Current liabilities	1,138.6	1,169.5
Deferred taxes and unamortized investment tax credits	1,266.6	1,273.4
Other deferred credits	1,204.9	1,222.3
Total capitalization and liabilities	$7,691.0 ======	$7,645.6 =======

NSTAR
Energy Sales - Three Month Periods Ended March 31,

Retail Electric Sales - gWh

			%
	2006	2005	Change
Residential	1,656	1,724	(3.9)
Commercial	3,154	3,215	(1.9)
Industrial and other	438	441	(0.7)
Total	5,248 =====	5,380 =====	(2.4 == )

Firm Gas Sales and Transportation - BBTU

			%
	2006	2005	Change
Residential	9,092	10,791	(15.7)
Commercial and other	7,360	8,286	(11.2)
Industrial	1,641	1,895	(13.4)
Total	18,093 =====	20,972 =====	(13.7 === )